Exhibit 10.14

LICENSE AGREEMENT

AND

TECHNOLOGY TRANSFER AGREEMENT

BETWEEN

UNIVERSITAT AUTÒNOMA DE BARCELONA;

AND

INSTITUCIÓ CATALANA DE RECERCA I ESTUDIS AVANÇATS

AND

ANEW MEDICAL, INC.

JANUARY 24, 2022

License Agreement ANEW MEDICAL INC.

LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

Between

Universitat Autònoma de Barcelona (hereinafter, “UAB”), an institution organized as a university under the laws of Spain, with registered offices at Campus de la UAB, Plaza Cívica, s/n, 08193 Bellaterra, Spain, provided with Tax Identification number (CIF), Q-0818002-H, duly represented by Dr. Armando Sánchez Bonastre, acting in his capacity as Vice-rector for Research and Transfer of UAB, appointed by the Rector on November 13, 2020; and by virtue of the Resolution of November 23, 2020 for the present purposes and by virtue of the provisions of Article 75 of the Statutes of the UAB, approved by Decree 237/2003 of October 8, of the Generalitat de Catalunya;

Institució Catalana de Recerca i Estudis Avançats (hereinafter, “ICREA”), a non for profit institution based in Passeig de Lluís Companys, 23 (08010) Barcelona, Spain, with tax identification number G-62515838, duly represented by Mr. Emilià Pola Robles, acting in his capacity as Executive Director; and

ANEW MEDICAL, INC. (“ANEW”) is a private Delaware corporation having its principal offices at ANEW MEDICAL, INC., 13576 Walnut Street, Omaha, Nebraska 68144 USA and it’s subsidiaries and affiliates (hereinafter, together, the “Company”), holder of Tax Identification Number 46-4627690, duly represented by Dr. Joseph Sinkule, of legal age, acting in his/her capacity as CEO and President of the Company.

Hereinafter, UAB and ICREA will be jointly referred to as Institutions.

Hereinafter, Institutions and Company will be hereinafter referred to as the “Party” (individually) or the “Parties” (jointly).

The Parties mutually acknowledge their full legal capacity to enter into this License and Technology Transfer Agreement (hereinafter, the “Agreement”).

Whereas

I.	UAB is a non-profit public university, which one of its missions is the encouragement of the transfer to the society of the technology and scientific knowledge derived from the research activities carried out by them. In this regard, UAB promotes knowledge and technology transfer through patents, collaborative research, and the creation of new technology-based companies.

II.	The Company is a private corporation with a primary focus on the development and commercialization of biologic products that are produced by or contain human genes to include Klotho, a human protein that is associated with the pathologies of “aging” and include such pathologies as cardiovascular disease, kidney disease, and neuropathologies to include dementia, Alzheimer’s Disease, Parkinson’s Disease, and other CNS age-related pathologies.

III.	Within the framework of its research in the field of aging and gene therapy, among others, Institutions have obtained a series of results and scientific knowledge resulting in know-how, patent applications, and patents, as described in Annex 1. These patent rights, the know-how, the research results and the derived scientific knowledge, together constitute the “Technology” (as such term is more fully defined herein).

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IV.	The Company is interested in obtaining an exclusive license to use and commercialize the Technology, in order to be able to develop its business, directly or indirectly through its own development or by sub-licensing to third parties, or any other way of operation. INSTITUTIONS, pursuant to their aims, are also interested in granting the exclusive license to the Company, under the terms and conditions described in this Agreement.

V.	Company acknowledges and agrees that this License Agreement was conceived and drafted taking into account the significant potential value and incidence of the Know-How (as defined below) in the development of the Technology and any intellectual property and/or patent rights thereof. As a result, Company acknowledges that it is essential to this Agreement that the consideration to be paid to INSTITUTIONS as a result of the License is based in any knowledge, technology and/or patent right derived directly or indirectly from the Know-How.

VI.	INSTITUTIONS state that (i) the Technology is not necessary for the defense or better protection of the public interest and (ii) the transfer of rights by INSTITUTIONS in favor of the Company in a direct manner is carried out in accordance with article 55.3. g) and h) of Spanish Law 2/2011, of March 4, on Sustainable Economy and article 36 a) of Spanish Law 4/2011, of June 1, on Science, Technology and Innovation.

VII.	This Agreement has been approved by the UAB Governing Council and Social Council, according to the article: 89.k) of the Law “Ley 1/2003, de 19 de febrero, de Universidades Catalanas” (DOGC number 3826 de 20/02/2003) and the article 64.q) of the UAB by-laws.

VIII.	UAB has assumed, to the date of the signature of this Agreement, the costs of protection and maintenance of the intellectual and industrial property titles related to the Technology described in Annex 1.

IX.	Company and INSTITUTIONS have agreed in the past a Term Sheet, dated July 15th 2021, and the basic terms of the present are in accordance to the conditions set therein, In such Term Sheet was also agreed the payment of 5,000€, an amount that has already been paid the Company.

Now Therefore, in consideration of the mutual covenants set forth herein, the Parties have agreed to enter into this License Agreement in the terms and conditions as follows:

1.	Definitions

1.1.	In this Agreement:

1.1.1.	“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.

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1.1.2.	“Agreement” shall mean this License and Technology Transfer Agreement between the INSTITUTIONS and the Company.

1.1.3.	“Combination Components” shall mean when a Product is sold in combination with other pharmaceutical products, diagnostic products, or active ingredients. It shall not be considered as Combination Components non active ingredients used for formulation or delivery.

1.1.4.	“Effective Date” shall mean the date set forth in the header of the Agreement.

1.1.5.	“EMA” shall mean the European Medicines Agency, and any successor entity thereto.

1.1.6.	“FDA” shall mean the United States Food and Drug Administration, and any successor entity thereto.

1.1.7.	“Field” shall mean Soluble-Klotho Splicing Variant diagnostics and therapeutics to prevent or treat Neurodegenerative Diseases and other Aging-Related Pathologies of the Central Nervous System.

1.1.8.	“First Commercial Sale” shall mean, with respect to any Product in any country, the first sale for end use or consumption after obtaining regulatory approvals and market authorization of such Product in such country.

1.1.9.	“Human Clinical Trial” shall mean a human clinical trial of a pre-commercial or commercial product.

1.1.10.	“Improvement” shall mean all improvements or enhancements to any Know-How and/or to the Patent Rights conceived or developed by or for (a) the Company or an Affiliate (each a “Company Improvement”) during the term of this Agreement, (b) jointly by Company or an Affiliate and INSTITUTIONS (each a “Joint Improvement”) during the term of this Agreement and (c) by INSTITUTIONS (each a “INSTITUTIONS Improvement”) within a term of two (2) years from the signature of this Agreement. For purposes of this definition, an improvement or enhancement means (i) a new way to perform a process that is included within the Know-How and/or the Patent Rights to achieve the same, or a better, result and (ii) any new composition or form of an item included with the Know-How and/or the Patent Rights that can be used for the same or a similar purpose as such item with similar or better results, in each case (clauses (i) and (ii)) that is conceived or developed, in whole or in part, through the use of or reference to the Know-How and/or the Patent Rights, including what is derived in one or more steps from the Know-How.

1.1.11.	“IND” shall mean an investigational new drug application and dossier submitted to the FDA, EMA or any equivalent regulatory jurisdiction.

1.1.12.	“Intellectual Property” or “Intellectual Property rights” shall mean copyrights, trademarks, know-how, patents rights, discoveries, records of inventions and, in general, any data, results, developments, improvements, methods, processes, instructions, formulae, recipes, information, technologies, research tools, research methodologies, software and materials, whether patentable or not, and any right that, under Spanish law and doctrine is deemed either as “propiedad intelectual” or “propiedad industrial” and shall include applications thereto.

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1.1.13.	“Know-How” shall mean INSTITUTIONS’s confidential and proprietary know-how as further described in Annex I.

1.1.14.	“License” shall mean the license granted by INSTITUTIONS to Company under this Agreement.

1.1.15.	“Milestone Payments” shall mean the payments to be made by the Company to INSTITUTIONS upon the achievement of the corresponding Milestones.

1.1.16.	“Milestones” shall mean the occurrence of the events described in section 5.3.

1.1.17.	“Net Sales” shall mean the gross amounts invoiced by Company, its Affiliates or Sublicensees for sales of Products, less the following items, to the extent allocable to such Products (if not previously deducted from the amount invoiced): applicable taxes, freight and discounts.

1.1.18.	“Net Sales of Combination Components” shall mean the Net Sales applicable to Combination Components which shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the gross selling price of the Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the gross selling prices of all Combination Components with which the Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for the Product or Combination Components with which the Product is combined are not available separately in a particular country, then the INSTITUTIONS and the Company shall discuss an appropriate allocation for the fair market value of the Product and Combination Components with which the Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the whole territory, each Components manufacturing costs, variations in potency, the relative contribution of each therapeutically active ingredient or other component, and relative value to the end user of each therapeutically active ingredient or other component.

1.1.19.	“Patent Rights” shall mean: (i) the patent(s) and/or patent application(s) listed in Annex I; (ii) the national phase or foreign counterpart applications of any of the foregoing patent applications; (iii) divisionals, substitutions, amendments, continuations and continuations in part of any of the foregoing patent applications (excluding claims in any continuation in part application that is not entitled to the priority date of one of the patent applications listed in Annex I); (iv) all patents issued or issuing from the KnowHow and/or the Improvements (other than Company Improvements) ; (v) all patents issued or issuing from any of the foregoing patent applications; and (vi) all reissues, reexaminations, extensions, registrations, patent term extensions and restorations, supplementary protection certificates and renewals of any of the foregoing patents; in each case, anywhere in the world.

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1.1.20.	“Product/s” shall mean any pre-commercial or commercial product (including drugs, medical devices, biomarkers, diagnostic kits and therapeutic targets), item, composition or service (i) the discovery, manufacture, use, sale or performance of which is (a) covered by a claim within the Patent Rights or (b) was achieved through the use of the Know-How, or any Improvements to the Know-How, or (ii) that incorporates, embodies or is composed, in whole or in part, of a material that is within, or is performed, in whole or in part, by the use of a process that is within, the Know-How or any Improvement. The determination of whether a product constitutes a “Product” shall be made on a country-by-country and product-by-product basis.

1.1.21.	“Royalties” shall mean the variable payments based on Net Sales of Products by Company, its Affiliates and Sublicensees to be paid by Company to INSTITUTIONS in consideration of the License.

1.1.22.	“Royalty Term” shall mean the period of time, on a country-by-country and Product-by-Product basis, commencing on the First Commercial Sale of a Product in a country until the later to occur of (i) the expiration of the last-to-expire Patent Right covering the manufacture, use, sale or importation of such Product in such country or (ii) indefinitely from the date of the First Commercial Sale of such Product in the respective country even if there is no valid claim of Patent Rights in such country that covers such Product in such country, provided that no generic equivalent or biosimilar product is commercialized in such country.

1.1.23.	“Sublicense” shall mean any license granted by Company or its Affiliates to a Third Party on the Technology, including but not limited to, manufacturing, use or exploitation rights on the Products, and within the scope of the License.

1.1.24.	“Sublicensee” shall mean any Third Party to which Company or its Affiliates has directly or indirectly (i.e., through multiple tiers of sublicense) granted a Sublicense.

1.1.25.	“Sublicense Revenue” shall mean the gross amounts received by the Company from any Sublicensee in consideration for a Sublicense, including without limitation, license fees, upfront payments, marketing, distribution, franchise, option, ,milestone payments, license maintenance fees, and other payments or benefits, but specifically excluding Net Sales, research and development money received by the Company.

1.1.26.	“Technology” shall mean, either jointly or individually, the Know-How and the Patent Rights, as described in Annex I.

1.1.27.	“Third Party” shall mean any entity other than the Parties and their respective Affiliates.

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2.	Purpose

The purpose of this License Agreement is to establish the terms and conditions of the transfer of the Technology from INSTITUTIONS to the Company by means of a license grant and certain issues related to the relationship between the Parties in the technology transfer process.

3.	License Grant and Scope

3.1.	Institutions hereby grant to Company, and Company accepts and agrees, worldwide, royalty-bearing license to commercialize the Technology in the Fields, including the right to sublicense through multiple tiers of sublicense, under the Technology to make, have made, use, import, offer to sell and sell Products in the Field or otherwise to exploit the Technology in the Field, subject to the terms and conditions provided below. The foregoing License shall be exclusive (even as to the Institutions except as expressly set forth in Section 3.6) for the prevention or treatment of any pathology in the Field.

3.2.	The term of the License shall commence on the Effective Date and, subject to earlier termination of this Agreement in accordance with Section 12, shall continue in full force and effect until expiration of the last-to-expire Royalty Term on a Product-by-Product and country-by-country basis.

3.3.	License shall include the rights on the Technology provided in Article 59 of Spanish Law 24/2015, of July 24, on Patents, and especially but not limited to: the rights to manufacture, introduction into the market, commercialization, import and export, use, distribution, sale, possession of the Products and the use of procedures under the Technology.

3.4.	Company hereby declares that it has been provided, or will be provided within a maximum period of 6 months, with all the information related to the Technology necessary for the use and operation thereof.

3.5.	Company may grant total or partial Sublicenses to any Third Party. In any case Sublicenses granted by Company shall respect the terms of the License and strictly observe the rights granted to INSTITUTIONS, which in all cases must be adequately safeguarded. Company shall deliver to INSTITUTIONS a summary of the material terms of each proposed Sublicense and notify the identity of the Sublicensee prior to execution of the Sublicense agreement and a copy of any and all fully executed Sublicense agreements within 30 days after execution. Company shall at all times be and remain responsible for the compliance of Sublicensees with the terms and conditions of this Agreement, including without limitation payment of all amounts that may become due hereunder as a result of Sublicensees’ activities.

3.6.	Retained rights. INSTITUTIONS shall retain the non-exclusive, irrevocable, worldwide, royalty-free right to:

3.6.1.	Use the Technology in the Field for its or their own internal non-commercially funded research, publication and teaching; For the avoidance of any doubt, INSTITUTIONS may use the Technology in ongoing sponsored programmes, as well as in future sponsored collaborations. In this sense, INSTITUTIONS may publish the results of these research programmes, without the Company’s consent, as long as publications do not include relevant licensed Know-How and/or relevant Improvements. The Company has the right to review any pre-print draft 60 days before the publication.

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3.6.2	Provide the right to use the Technology to other academic institutions in non-commercially funded research collaborations.

3.7.	No other rights. The Company acknowledges that the rights and license granted under this Section 3 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by INSTITUTIONS to Company. All rights that are not specifically granted herein are reserved to the INSTITUTIONS.

3.8.	INSTITUTIONS undertake not to grant any license or sublicense on the Technology in the Field to any Third Party and not to exploit the Technology in the Field by itself or through another potentially-competitive commercial business entity.

4.	Obligations of the Parties

4.1.	Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), Company shall be responsible for, and shall bear all costs associated with, the worldwide research, development and commercialization of the Product(s), including manufacturing, process development, distribution, marketing, sales activities and all IND/CTA-related clinical and regulatory costs leading to market approval in each market/country. Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Product(s) including the clinical and regulatory strategy, design, sale, price and promotion of Product(s) covered under this Agreement shall be within the sole discretion of the Company. Nothing in this Section shall be considered a limitation to Licensee or sublicense to a sublicensee, and the assumption of the Sublicensee of the undertakings set forth in this Section.

The Company agrees to contract with Dr. Chillón’s laboratory under a separate Sponsor Research Agreement (with a separate budget) to perform several R&D activities.

4.2.	Diligence. Company shall (directly and/or through one or more Affiliates and/or Sublicensees) use commercially reasonable efforts to develop and commercialize the Products. In furtherance of the foregoing, Company will (i) initiate experiments to continue developing the Technology within (6) months after the Effective Date and (ii) shall not abandon or discontinue the use and/or exploitation of the Technology during a continuous period of twelve (12) months. For avoidance of doubt, research and development activities conducted by the Company towards the exploitation of the Technology shall be considered as use of the Technology to the effects of this Section.

4.3.	In the event that INSTITUTIONS determine that Company has failed to fulfill any of its obligations under this Section 4.2 (Diligence), then INSTITUTIONS shall furnish Company with written notice of such determination. INSTITUTIONS may treat this failure as a material default in accordance with Subsection 12.2. The foregoing notwithstanding, no less than sixty (60) days before a milestone becomes due, Company may notify INSTITUTIONS in writing if it believes it will not be able to meet such milestone. Company may request modification of such a milestone achievement and shall provide documentation reasonably necessary for INSTITUTIONS to confirm the accuracy of Company’s reasons for its claim of not being able to meet such milestone. INSTITUTIONS shall consider Company’s proposal in good faith and may, at INSTITUTIONS’ option, agree modify or replace such requirement in light of the changed conditions.

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4.4.	Development Reporting. Without consideration of the reporting obligations set forth in Section 6, Company shall, within three (3) months from the end of each calendar year, provide INSTITUTIONS with a written report providing a status of Company’s, its Affiliates’ and its Sublicensees, of research and development progress of the Technology and Improvements, describing, if applicable, the milestones achieved, and, if applicable, Sublicensees’ activities related to the Products in reasonable detail during the preceding twelve-month period in relation to the last updated development or Exploitation plan including any updates to the clinical plans, status of the Patent Rights. INSTITUTIONS shall be allowed to reasonably and in good faith request further follow up information on such reports. All information and reports provided to INSTITUTIONS pursuant to this Section 4.4 shall be treated as Confidential Information of Company.

5.	Consideration

In consideration of the License, the Company shall grant the rights and make the payments set forth in this Agreement in favour of the INSTITUTIONS.

5.1.	Upfront

The Company shall pay to the UAB the amount of 44,487.51 € (euros) + VAT within ninety (90) days from the Effective Date, corresponding to past invoiced patent costs borne by UAB.

5.2.	Annual License Fee.

The Company shall annually pay to the INSTITUTIONS a non-refundable, non-creditable payment of Ten Thousand Euros (10.000 €). These payments are due on the 15 December of each year, starting on the date of December 15th 2022. The INSTITUTIONS shall invoice the Company for such amount and Company shall proceed with the payment, increased with the applicable VAT, within thirty (30) days from the receipt of the relevant invoice issued by INSTITUTIONS.

5.3.	Royalties.

5.3.1.	The Company shall pay INSTITUTIONS, as Royalties, an amount equal to 3 % of Net Sales of the Company, its Affiliates and/or its Sublicensees, including Net Sales of Combination Components. In the event that Royalties are based only on Net Sales referring to 1.1.20 b) (e.g. the patent has expired, become invalid, unenforceable, or does not cover a specific country or territory), the Royalty rate shall be equal to 1,5% of Net Sales.

5.3.2.	Royalties shall be payable annually, on a Product-by-Product and country-by-country basis, for the Royalty Term.

5.3.3.	Upon the expiration of the Royalty Term for a Product in a country, the License with respect to that Product in that country shall become royalty-free, fully-paid, irrevocable and perpetual.

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5.4.	Sublicense Consideration

The Company shall pay to the INSTITUTIONS the following rates of Sublicense Consideration in any particular calendar year for the Royalty Term:

■	If sublicensed before IND is approved by regulatory authorities: 30% of Sublicense Revenues;

■	If sublicensed to a 3rd Party before the end of Phase I studies: 20% of Sublicense Revenues;

■	If sublicensed to a 3rd Party before the end of Phase 2 studies: 16% of Sublicense Revenues;

■	If sublicensed before end of Phase 2 and prior to the start of Phase 3 studies: 12% of Sublicense Revenues;

■	If sublicensed to a 3rd Party during a Phase Ill registration study: 7% of total fee paid to Company;

■	If sublicensed after the start of the completion of a Phase III registration study: 5% of total fee paid to Company;

■	If sublicensed after market approval: 3% of total fee paid to Company.

5.5.	Milestone Payments

5.5.1.	In further consideration of the License and rights granted to the Company hereunder, upon the first achievement by the Company, its Affiliates, or Sublicensees of each of the following Milestones set forth below for each Product, the corresponding non-refundable and non-creditable, one-time Milestone Payments shall be payable by the Company to INSTITUTIONS.

Milestone Event	Amount (Euros)
IND achievement (EMA or FDA)	35,000€
Completion of first Phase 1 study	250,000 €
Completion of first Phase 2 study	500,000 €
Completion of first Phase 3 study	1,200,000 €
First commercial product approval in US, EU or Japan .	2,000,000 €

5.5.2.	For avoidance of doubt, the foregoing Milestone Payments shall (i) be paid in addition to the Upfront Payment, the Annual License Fee, Royalties and Sublicense Consideration (ii) each be payable for each Product upon the achievement of the relevant Milestone Event by such Product.

5.5.3.	The Company shall report to the INSTITUTIONS the achievement by Company, its Affiliates or Sublicensee of each Milestone Event for which payment to the INSTITUTIONS is due, within thirty (30) days after Company determines such achievement has occurred, and the INSTITUTIONS shall invoice Company for the applicable amount. Company will pay such invoice within thirty (30) days of its receipt thereof.

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5.6.	Royalties and Sublicense Payments

5.6.1.	Company shall report to INSTITUTIONS in writing within three (3) months from the end of each calendar year, a report with all the relevant information as required by this Agreement, including, but not limited to 1) Net Sales of Products by Company, its Affiliates and Sublicensees in such calendar year, deductions used in calculating Net Sales, and the resulting calculation of royalties; the report shall set out, in respect of each country in which the Products are sold, the seller (i.e., either Company or the name of the particular Affiliate or Sublicensee) the types of products sold, the quantity of each type sold, and the total Net Sales in respect of each type, even if such amount is zero, expressed both in local currency and Euros and showing the conversion rates used, during the period to which the royalty payment relates; and 2) Sublicense Revenues.

5.6.2.	Within thirty (30) days of INSTITUTIONS’s receipt of Company’s report pursuant to section 5.5.1 for each calendar year, INSTITUTIONS shall issue to Company the corresponding invoice for Royalties due under this Agreement for such calendar year, and Company shall proceed with the payment of the Royalties increased with the applicable VAT within thirty (30) days from the receipt of the relevant invoice issued by INSTITUTIONS.

5.7.	All fees and milestone payments owed under this Agreement (i) shall be paid in full when due in Euros (i.e. upon issuance of the corresponding invoice to the Company), without any deductions or offsets for withholding; and (ii) shall be subject to any applicable value-added tax. If INSTITUTIONS determines that it is required to report any additional tax, the Company shall promptly provide INSTITUTIONS with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this section is not intended to limit the Company’s right to deduct value-added taxes in determining Net Sales.

5.8.	In the event that any Law requires the Company to withhold taxes with respect to any payment to be made by the Company pursuant to this Agreement, the Company will notify INSTITUTIONS and provide such assistance to INSTITUTIONS, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in INSTITUTIONS’s efforts to claim an exemption from or reduction of such taxes. the Company will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish INSTITUTIONS with proof of payment of such taxes within thirty (30) days following the payment. If taxes are paid to a tax authority, the Company shall provide reasonable assistance to INSTITUTIONS to obtain a refund of taxes withheld or obtain a credit with respect to taxes paid.

5.9.	In the case of sales outside the Eurozone, payments received by the Company or its Affiliates or its Sublilcensees will be expressed in the Euro equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their Euro equivalent using the average rate of exchange over the last calendar quarter to which the sales relate, in accordance with the accounting standard and the then current standard methods of the Company or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, the Company does not use a rate for converting into Euro equivalents that is maintained in accordance with the accounting standard, then the Company shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in the European Central Bank (Euro foreign exchange reference rates), on the day before the day of payment.

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6.	Reports and Audits

6.1.	The Company shall keep complete and accurate (i) records and accounts related to the sale or other disposition of Products and (ii) the revenue and expense data relating to the calculation of Net Sales, Royalties and Sublicense Revenue in sufficient detail to allow the INSTITUTIONS to confirm the accuracy of all Royalty and Milestone Payments made due hereunder for at least five (5) full calendar years following the end of the calendar year to which such records and accounts belong. This obligation shall remain enforceable during the term of the Agreement and until the fourth anniversary of expiration or termination of the Agreement.

6.2.	The Company shall deliver within three (3) months from the end of each calendar year a report as stated in Section 5.5.1.

6.3.	INSTITUTIONS shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Company to audit Company’s records and accounts maintained pursuant to section 6.1 solely to confirm Net Sales, Royalties and Sublicense Revenues for a period covering not more than the preceding three (3) full calendar years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Company. The auditor will disclose to INSTITUTIONS only such information as is reasonably necessary to provide INSTITUTIONS with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the audit report to Company at the same time it is sent to INSTITUTIONS.

6.4.	In the event that the results of the audit disclose any underpayment by Company, Company shall pay the amount of such underpayment to INSTITUTIONS within forty-five (45) days after receipt of the audit report. In the event that the results of the audit disclose an overpayment by Company, then Company will deduct the amount of such overpayment from future payment of Royalties under this Agreement.

6.5.	The INSTITUTIONS shall bear the full cost of such audit unless such audit discloses an underpayment by the Company of more than five per cent (5%) of the amount due for any calendar year, in which case, the Company shall bear the costs of the review or audit of such calendar year and the next two year audits.

6.6.	In addition, in the event that the audit discloses an underpayment by the Company of more than fifteen per cent (15%) of the amount due for any calendar year, then, in addition to paying the amount of the underpayment to the INSTITUTIONS under section 6.4, the Company shall pay to the INSTITUTIONS, as a penalty, an additional amount equal to such underpayment within thirty (30) days after receipt of the audit report. In the case that the abovementioned event occurs two consecutive or non-consecutive years, INSTITUTIONS shall have, additionally, the right to terminate the Agreement.

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7.	Protection of the Technology

7.1.	As from the Effective Date, Company will be responsible for, and shall bear all costs related with, the protection, management and maintenance of the Intellectual Property rights on the Technology, including, without limitation, the prosecution and maintenance of Patent Rights. The Company shall reimburse UAB for all past patent costs, according to Clause 5.1. Such past patent costs shall be payable within ninety (90) days from the Effective Date.

7.2.	The Company may file for protection of the Technology under any Intellectual Property right, according to the applicable laws, whether in whole or in part, at a national and/or international level (including, if any, extensions), provided that the application is made in the name of the INSTITUTIONS, and that the costs, management and maintenance of the protection title are borne by the Company. INSTITUTIONS shall reasonably cooperate with Company’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Patent Rights in the Technology provided, however, that Company shall reimburse INSTITUTIONS for its reasonable, documented out-of-pocket expenses with respect to such cooperation. Company shall promptly upon receipt forward to INSTITUTIONS copy of any significant office actions, communications, and correspondence relating to the Technology. INSTITUTIONS shall have the right to comment on and to discuss prosecution and maintenance activities with Company, and Company shall consider the same in good faith. Company shall require consent of INSTITUTIONS to reduce the valid claims of the licensed Intellectual Property Rights. Such consent shall not be unreasonably withheld, and INSTITUTIONS shall act on good faith prioritizing the best interest of the project.

7.3.	In the event that the Company desires to cease prosecuting or maintaining any patent application or patent within Patent Rights in any country, the Company shall provide reasonable prior written notice to INSTITUTIONS of such intention to cease prosecution or maintenance (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such patent application or patent with the patent office of such country), the INSTITUTIONS shall have the right, in its discretion, to assume responsibility for prosecution and maintenance of such patent application or patent in such country in its own name, assuming its costs, management and maintenance. In such event, if the INSTITUTIONS elects to continue prosecuting and maintaining such patent application or patent in such country, it shall no longer be within the Technology licensed to the Company under this Agreement, with no right to compensation for the Company. In any case, the INSTITUTIONS shall have to communicate in writing such event to the Company.

7.4.	In the event that any of the Parties filed an application for protection of Technology under any Intellectual Property right, Company, in collaboration and coordination with INSTITUTIONS, shall be in charge of the registration of the License before the relevant patent office license registry, the record of which shall expressly include the reversion right set forth in this Agreement in favour of INSTITUTIONS. Company shall assume all costs and expenses. In the event a patent application or patent ceases to be within the Technology licensed to Company under this Agreement in accordance with section 7.3 above, Company shall be responsible for requesting the update of the License records at the registry accordingly.

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8.	Enforcement and Defense of the Technology

8.1.	If either Party becomes aware of an infringement by a Third Party of the Intellectual Property rights relating to the Technology, shall immediately notify such situation to the other Party.

8.2.	Company shall have the first right, in its sole discretion and at its sole expense, to bring and control any action or proceeding with respect to infringement of Technology, and INSTITUTIONS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In all cases the INSTITUTIONS shall provide Company, free of charge, with all information, existing documentation and reasonable assistance it may request for the enforcement of the Technology.

8.3.	If Company fails to bring any such action or proceeding within (i) one hundred eighty (180) days following the notice of alleged infringement, or (ii) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then INSTITUTIONS shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

8.4.	Company shall be responsible for the defense of the Technology in case of judicial or out-of-court claim of a third party based on the violation of its industrial and intellectual property rights. In all cases the INSTITUTIONS shall provide Company, free of charge, with all information, existing documentation and reasonable assistance it may request for the defense of the Technology.

8.5.	The expenses incurred by Company in the defense of the Technology shall be assumed in any case by Company.

8.6.	Any compensation for damages obtained by Company in the enforcement or defense of Technology will, after Company deducts from such compensations the amounts reasonably incurred in the defense of such activities, be included in Net Sales in the calendar year in which it is received and shall generate Royalties.

9.	Improvements

9.1.	If INSTITUTIONS developed, within a term of two (2) years from the signature of this Agreement, any INSTITUTIONS Improvement, the Company shall have the right to add such INSTITUTIONS Improvement to this Agreement (and all rights therein including any patent application and patents) , unless the INSTITUTIONS do not have the legal capacity to license such INSTITUTIONS Improvements as they are subject to legal restrictions or limits, including those imposed by the rights of third parties (e.g. Improvements co- owned by other entities…) in the description of Technology, by means of an addendum to Annex I, applying the same terms and conditions provided in this Agreement, which shall be exercised within three (3) months from the relevant notification by INSTITUTIONS In such event, INSTITUTIONS, in addition, may charge costs incurred to and associated with the protection and management of such Improvement. For the avoidance of doubt, Royalties on Technology and Improvements shall not accumulate on the same Product.

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9.2.	All Joint Improvements shall be jointly owned by the Parties in accordance to their contribution, except as otherwise agreed by the Parties. The Parties acknowledge and agree that, as a result of the contribution derived from the Know-How, INSTITUTIONS shall be acknowledged not less than five percent (5%) of any such Improvements and any Intellectual Property rights thereof. INSTITUTIONS’s rights in any such Joint Improvement (and all rights therein including any patent application and patents) shall be deemed added in the description of Technology, in the same terms and conditions provided in this Agreement. In such event, INSTITUTIONS, in addition, may charge costs incurred to and associated with the protection and management of such a Joint Improvement.

9.3.	The Company may file for protection of the Improvements described in section 9.1 (according to section 7.2, in the name of INSTITUTIONS) or section 9.2. (in the name of both Parties) under any Intellectual Property right, according to the applicable laws, whether in whole or in part, at a national and/or international level (including, if any, extensions), provided that the costs, management and maintenance of the protection title are borne by the Company. INSTITUTIONS will reasonably collaborate with the Company to allow the Company to request the corresponding protection of such Improvements and its related Intellectual Property rights.

9.4.	For the avoidance of doubt, Royalties on Technology and Improvements shall not accumulate on the same commercial Product.

9.5.	INSTITUTIONS shall keep a royalty-free right of use of the Improvements for the development of any teaching or research activity (i.e. non-commercial).

9.6.	The termination (for any or no reason) or expiration of this Agreement shall not affect the Parties’ ownership in Improvements.

10.	REPRESENTATIONS

10.1.	Mutual Warranties. Both, the INSTITUTIONS and the Company represent and warrant that:

10.1.1.	It is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2.	It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing of this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

10.1.3.	This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

10.2.	Additional INSTITUTIONS Warranties. INSTITUTIONS warrants to the Company that, as of the Effective Date:

10.2.1.	INSTITUTIONS has full legal or beneficial title and ownership and control to the Technology as is necessary to grant the License to the Company pursuant to this Agreement.

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10.2.2.	The Technology licensed under this Agreement is not subject to any liens or encumbrances and institutions have not granted to any Third Party any rights or licenses under such Technology that would conflict with the License granted to the Company hereunder.

10.2.3.	As far as INSTITUTIONS are aware, at this time, no patent application or registration within the Patent Rights is subject of any pending interference, opposition, cancellation or patent protest;

10.2.4.	As far as INSTITUTIONS are aware, at this time, no Third Party has made any claim or allegation to the INSTITUTIONS or its Affiliates in writing that a Third Party has any right or interest in or to the Technology; and has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Patent Rights is invalid or unenforceable.

10.3.	Disclaimer. Except as otherwise expressly set forth in this Section 10, neither Party makes any representations or extends any warranties of any kind, either express or implied, including warranties of merchantability, quality, fitness for a particular purpose, noninfringement, or validity of patent claims. Nothing in this agreement shall be construed as a representation made or warranty given by either party that either party will be successful in obtaining any patent rights, or that any patents will issue based on a pending application. Without limiting the respective rights and obligations of the parties expressly set forth herein, each Party specifically disclaims any guarantees that the Products will be successful, in whole or in part.

10.4.	Company Covenants. The Company covenants to the INSTITUTIONS that:

10.4.1.	It will use its best efforts to conduct, and will cause its Affiliates, and contractors to conduct, all preclinical and clinical studies for Products and manufacturing of Products, in accordance with the applicable Law. Neither the Company, nor any officer, employee or agent of the Company, will knowingly make an untrue statement of a material fact to any regulatory authority with respect to Products (whether in any submission to such regulatory authority or otherwise), and neither will knowingly fail to disclose a material fact required to be disclosed to any regulatory authority or financial institution with respect to Products; and

10.4.2.	It will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or the SEC (U.S. security and exchange commission) or that is subject of an FDA or SEC debarment investigation or proceeding (or similar proceeding of a regulatory authority).

11.	Indemnity

11.1.	License under this Agreement is granted without any warranty, explicit or implicit, including but not limited to, marketability or patentability of the Technology, adequacy to a specific purpose, validity of the patent claims or its extent, absence of latent or other defects (whether or not discoverable), non-infringement of an existing patent or other intellectual property rights of third parties.

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11.2.	Company is responsible for the exercise and use of the rights to operate the Technology and will indemnify, hold harmless, and defend INSTITUTIONS against any claim of any kind arising out of or related to the exercise of any rights granted to Company under this Agreement or the breach of this Agreement by Company. INSTITUTIONS agrees to provide Company with prompt written notice of any claim for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to INSTITUTIONS to defend against any claim. INSTITUTIONS shall cooperate fully with Company in the defense, at Company’s expenses, and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). Company agrees to keep INSTITUTIONS informed of the progress in the defense and disposition of the claim and to consult with INSTITUTIONS regarding any proposed settlement.

11.3.	Except for the Company’s obligation to indemnify the INSTITUTIONS as set forth in section 11, neither Party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

11.4.	The obligations assumed under this section 11 shall remain enforceable and binding between the Parties after the termination or expiration of this Agreement.

12.	Termination

12.1.	In the event either Party is in material default of any of the terms, obligations, conditions and undertakings of this Agreement, the non-defaulting Party shall be entitled to decide whether to demand the fulfilment of the terms of the Agreements or to terminate the Agreement in accordance with section 12.2, with the right to seek compensation for damages.

12.2.	Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material default of any of the terms, obligations, conditions and undertakings of this Agreement and has not cured such default within three (3) months after notice from the non-defaulting Party (by certified mail, fax, e-mail or through a Notary Public) requesting the cure of such default. Any such termination shall become effective at the end of such three (3)-month period unless the defaulting Party has cured such default prior to the end of such period.

12.3.	In addition, INSTITUTIONS shall have the right to terminate this Agreement, with no right by Company to any penalization or compensation by reason of such termination, in the event that Company:

12.3.1.	Abandoned or discontinued use and/or exploitation (both by Company and by its Affiliates and Sublicensees) of the Technology during a continuous period of one (1) year for reasons that are beyond the reasonable control of Company provided that Company uses reasonable efforts to resolve such circumstances. Company undertakes to notify INSTITUTIONS in writing of any such abandonment in order to allow INSTITUTIONS to exercise the termination right described herein; or

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12.3.2.	Used, either by itself or through its Affiliates or Sublicensees, the Technology for purposes clearly in material violation of (i) the Law, if such violation would reasonably be expected to have a material adverse effect on INSTITUTIONS’s rights in the Technology or under this Agreement, or (ii) those statutory and foundational principles of INSTITUTIONS that are applicable to commercial licensees of INSTITUTIONS’s Intellectual Property rights, according to the provisions set forth in the by-laws of UAB;(iii) the Universal Declaration of Human Rights.

12.3.3.	Does not make the payments set forth in Section 5 or if an examination by INSTITUTIONS’s accountant pursuant to Section 5.6, shows underreporting or underpayment by the Company in excess of fifteen (15) per cent of the amounts reported in two different years.

12.3.4.	Directly, through its Affiliate, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Intellectual Property right on the Technology.

12.3.5.	Does not achieve the Product development stages and milestones according to the Development Plan, attached in Annex II. Notification of delays for unforeseen difficulties, and/or for manufacturing, clinical trials, or regulatory issues and delays will be communicated to INSTITUTIONS as soon as possible, and at least on a quarterly basis and reasonable amendments may be made to the Development Plan to cure any breach and delay in the Plan as initially set forth in the Annex II.

12.3.6.	Directly, through its Affiliate, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Intellectual Property right on the Technology.

12.4.	The Company may terminate this Agreement at any time, for any reason or no reason, upon ninety (90) days’ written notice to the INSTITUTIONS. Without prejudice of the foregoing, the obligations to pay Royalties on Products and Sublicense Revenues shall survive termination of the Agreement until expiration of the Royalty Term.

12.5.	In the event of termination of the Agreement for any reason, (i) the Company, its Affiliates and Sublicensees shall cease the commercialization of any and all Products (regardless of whether such Products are covered by a claim within the Patent Rights or not), (ii) the License shall terminate and revert to the INSTITUTIONS, and the right of the INSTITUTIONS to receive accrued payments in accordance with section 5 above shall remain in force, unless otherwise agreed in writing between the Parties; and (iii) the Company shall transfer to the INSTITUTIONS, at no cost, any Improvements, and deliver any and all information, regulatory approvals and reports, or data related to such Technology and Improvements to the extent necessary for the INSTITUTIONS to continue the development and/or the exploitation of the Technology and the Improvements, either by itself or through Third Parties.

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13.	Confidentiality

13.1.	The Parties acknowledge that each Party will receive access to information of the other Party that the other Party considers secret and confidential. “Confidential Information” shall mean all scientific, regulatory, marketing, financial, and commercial information or data, whether communicated in written, oral, graphic, electronic or visual form, that is provided by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement.

13.2.	The Receiving Party agrees not to disseminate Confidential Information of the Disclosing Party and to keep such information under strict confidentiality and secrecy. Notwithstanding the foregoing, the Receiving Party may share the Disclosing Party’s Confidential Information with those of its officers, directors, employees, consultants and other representatives that have a need to know such information for the purposes expressly authorized by this Agreement, have been advised by the Receiving Party of the Receiving Party’s obligations under this Agreement, and are contractually or legally bound by obligations of nondisclosure and non-use at least as stringent as those contained herein.

13.3.	The aforementioned restrictions on the dissemination and use by the Receiving Party of the Disclosing Party’s Confidential Information shall not apply to information of public knowledge, or that becomes of public knowledge without the violation of this Agreement, or was already known by the Receiving Party at the time of receiving such information from the Disclosing Party, as evidenced by its preexisting written records. The Receiving Party may disclose Confidential Information if such disclosure is required pursuant to an order of judicial or administrative nature, and, if such, shall duly inform the other Party before the dissemination. In addition, the Receiving Party may disclose Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances:

i.	Filing or prosecuting Patent Rights as permitted by this Agreement;

ii.	Enforcing the Receiving Party’s rights under this Agreement;

iii.	Prosecuting or defending litigation as permitted by this Agreement;

iv.	In the case of Company, in regulatory filings and submissions with respect to Products;

v.	Disclosure to the Receiving Party’s Affiliates, provided that Confidential Information so disclosed shall remain subject to this section 13;

vi.	In the case of Company, disclosure to Sublicensees and bona fide potential Sublicensees, on the condition that each such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement; and

vii.	In the case of Company, disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

viii.	When required by law.

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13.4.	Except as otherwise provided in this section 13, each Party agrees not to disclose to any Third Party the terms or existence of this Agreement without the prior written consent of the other Party hereto, except that each Party may make such disclosure to the extent permitted under section 13.3. After an initial announcement of this Agreement agreed by the Parties, each Party may disclose the terms of this Agreement that have previously been made public as contemplated by section 13.5, and comply in such event with transparency applicable legislation.

13.5.	Despite the confidentiality obligation set forth hereby, if INSTITUTIONS is interested in any dissemination activity with regard to the Technology, by means of, but not limited to, articles, conferences, or any other act of distribution of similar nature, in magazines, publications or seminars of scientific matter, INSTITUTIONS shall submit to Company, at least thirty (30) days in advance, a copy of the proposed dissemination for authorization. If, within such thirty (30)-day period, Company requests that INSTITUTIONS delete Confidential Information of Company contained in such proposed dissemination or that INSTITUTIONS delay dissemination for up to an additional sixty (60) days to allow for filing of patent applications covering potentially patentable subject matter disclosed in the proposed dissemination, INSTITUTIONS shall take the requested action. The failure to provide a reply within such thirty (30)-day period shall be deemed as an authorization for dissemination.

13.6.	The obligations assumed under this section 13 shall remain enforceable and binding between the Parties during the term of the Agreement and, with the exception of section 13.5, for as long as the Confidential Information remains confidential.

14.	Personal Data Protection

14.1.	In accordance with the General Data Protection Regulation (EU) 2016/679, as well as the Spanish Organic Law 3/2018 of December 5th on Personal Data Protection and Guarantee of Digital Rights, the personal data of the undersigning individuals that act on behalf of a legal person (“Data Subject”) will be processed by each of the Parties with the aim of maintaining the relationship between the Parties. In this regard, the Parties acknowledge that:

i.	Data Subject’s personal data will be processed by the Parties, acting each of them as controllers for the purpose above indicated. The contact details of the Parties are foreseen in clause 17 below.

ii.	The legal basis for the processing is the legitimate interest of maintaining the relationship. Data Subject’s personal data will be kept for the duration of the relationship and once it has ended, for the time necessary to comply with the corresponding legal obligations, including the event a Party lodges a claim against another Party.

iii.	Data Subject’s personal data will not be communicated to third parties except for the eventual suppliers whose participation is required for the provision of services to any of the Parties, as well as in the case the communication is required by an applicable law.

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iv.	Data Subjects may exercise the right of access to personal data may be exercised, as well as the right to request the rectification of inaccurate data or, where appropriate, to request their deletion when, among other reasons, the data are no longer necessary for the purposes for which they were collected. Under certain circumstances, Data Subjects may request their data to be limited in their processing, in which case their data will only be kept for the exercise or defence of claims, or they may object to their processing. Likewise, Data Subjects may exercise their right to the transfer of their data by writing to the addresses foreseen in this Agreement, providing a copy of their ID card or corresponding identification document, indicating an exact address for the purposes of notifications and identifying the data on which Data Subjects are exercising the right in question.

14.2.	Finally, any claim derived from the processing of personal data may also be exercised before the corresponding Data Protection Authority.

15.	Assignment

15.1.	Company shall not assign its contractual position in this Agreement to Third Parties, unless a prior authorization in writing is provided by INSTITUTIONS. Notwithstanding the above, in the case that an assignment is permitted, the Company shall pay to INSTITUTIONS the following amounts. If assigned:

■	before IND is approved by regulatory authorities: 30% of the total fee paid to the Company;

■	before the end of Phase I studies: 20% of the total fee paid to the Company;

■	before the end of Phase 2 studies: 16% of the total fee paid to the Company;

■	before end of Phase 2 and before the start of Phase 3 studies: 12% of the total fee paid to the Company;

■	during a Phase Ill registration study: 7% of total fee paid to Company;

■	after the start or the completion of a Phase III registration study: 5% of total fee paid to Company; and/or

■	If assigned post-market approval – 3% of the total fee paid to the Company;

15.2.	INSTITUTIONS shall be entitled to, at any time, assign its contractual position in this Agreement and/or the management of the rights over the Technology to an Affiliate entity. In such case, the Affiliate shall fully assume the rights and obligations granted to INSTITUTIONS in this Agreement.

15.3.	The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

16.	Severability and Amendments

16.1.	Should any provision of this Agreement become invalid, illegal or unenforceable, whether in whole or in part, this shall not affect the validity of the remaining provisions of this Agreement. In such a case, the Parties concerned shall be entitled to request that a valid and practicable provision be negotiated which most nearly fulfils the purpose of the original provision.

16.2.	Amendments and modifications to the text of this Agreement shall be valid only if made in writing and signed by an authorized signatory of each of the Parties.

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17.	Notices

17.1.	Any formal notice required or permitted by this Agreement must be delivered in writing and sent to the addresses contained in the heading of this Agreement, to the following email addresses, or to such other addresses as may be notified in writing by the Parties from time to time during the term of this Agreement:

17.1.1.	If to UAB:

Att: Head of Tech Transfer Office

Edifici A (Rectorat)- Campus de la UAB s/n

08193 Bellaterra (Barcelona), Spain

Email.: o.patents@uab.cat

Tel.: +34 93 581 34 35

17.1.2	If to ICREA:

Mr. Emilià Pola Robles,

Executive Director

Passeig de Lluís Companys, 23

(08010) Barcelona, Spain

17.1.3	If to Company:

Attn: CEO and/or President

ANEW MEDICAL, INC.

13576 Walnut Street.

Omaha, NE 68144 USA

Email: jasinkule@gmail.com

Tel: (480) 254 5871

18.	Governing Law and Jurisdiction

18.1.	This Agreement shall be governed by and construed under the laws of Switzerland.

18.2.	With express waiver to any other jurisdiction that may correspond to the Parties, any dispute or controversy in relation to, in connection with or resulting from this Agreement that cannot be solved amicably between the Parties shall be submitted to the exclusive jurisdiction of the courts of the city of Geneva, except for those disputes or controversies pertaining to the validity, construction, scope, enforceability, infringement or other violations of patent rights or other Intellectual Property rights in any country which, as a result of being a matter of exclusive jurisdiction, shall be determined solely by a court or other government body of competent jurisdiction (e.g., patent office) of such country.

19.	Execution of the Agreement

For the convenience of the parties, this Agreement may be executed by facsimile or via email in pdf format and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

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In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

/s/ Sanchez Bonastre	/s/ Emilià Pola Robles
Universitat Autònoma de Barcelona	Institució Catalana de Recerca i EstudisAvançats
Armando Sanchez Bonastre	Emilià Pola Robles
Vice Rector for Research and Transfer	Executive Director

/s/ Joseph Sinkule
Anew Medical, Inc,
Dr. Joseph Sinkule
Chief Executive Officer

Acknowledged and Agreed by (in their role as INSTITUTIONS’s researchers):

Dr. Miguel Chillon Rodriguez
Title:

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Annex I - Technology

PATENT RIGHTS

Any patent application belonging to the following patent family:

“SECRETED SPLICING VARIANT OF MAMMAL KLOTHO AS A MEDICAMENT FOR COGNITION AND BEHAVIOUR IMPAIRMENTS International Application: PCT/EP2016/078320 filed 21st November 2016

Priority Application: EP15195470.8 filed 19th November 2015

The patent familiy, at the Effective Date, comprises the following patents:

Territory	Application Number	Application Date	Status
Europe	EP3005398	November 21st 2016	Pending
USA	15/777,456	November 21st 2016	Pending
Canada	3,005,398	November 21st 2016	Pending
Hong Kong	19101816.9	November 21st 2016	Pending
China	201680066617.0	November 21st 2016	Pending

B.	Related publications

●	“Secreted and Transmembrane αKlotho Isoforms Have Different Spatio-Temporal Profiles in the Brain during Aging and Alzheimer’s Disease Progression. PLOS ONE | DOI:10.1371/journal.pone.0143623 November 24, 2015.

●	“Secreted-Klotho isoform protects against age-dependent memory deficits”. Molecular Psychiatry | doi: 10.1038/mp.2017.211. Epub 2017 Oct 31.

●	“AAV-mediated expression of αKlotho isoforms rescues relevant aging hallmarks in senescent SAMP8 mice”. Aging Cell 2nd resubmission (2022)

C.	Know-How

Knowledge and information for the use or related to the following:

a) REAGENTS developed by the research group of Dr. Miguel Chillon

The reagents described below do not include the use or right to commercialize reagents and other candidate commercial products that might be derived from the research program and know how (primers, antibodies, etc). The Parties may agree in a further License and/or Material Transfer Agreement, a right of use by the Company of the reagents developed by INSTITUTIONS, under the terms and conditions agreed between the Parties.

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Plasmids

●	Research Quality plasmids containing the (murine or human) s-KL genes.

●	Research Quality plasmids containing the human s-KL gene with a flag sequence for detection/purification.

●	Research Quality plasmids containing shRNA against the murine and human s-KL genes.

●	Recombinant Proteins and reference standards produced by the plasmids.

Vectors

●	Research Quality AAV vectors (multiple serotypes) and Adenovirus (Ad5) vectors expressing the (murine or human) s-KL genes and protein under the CMV or CAG promoter, plus the SV40 polyA signal.

●	Research Quality AAV vectors (multiple serotypes) and Adenovirus (Ad5) vectors expressing the human s-KL gene and protein with a flag sequence for detection/purification.

●	Research Quality AAV vectors (multiple serotypes) and Adenovirus (Ad5) vectors expressing shRNA against the murine s-KL or the m-KL genes under the H1 promoter or the U6 promoter.

●	Other Research Quality vectors or carriers proposed in the Patent Application (viral vectors different from AAVs cannot be produced by the group of Miguel Chillón and will be outsourced)

Other KNOW-HOW

●	Research Quality purified recombinant murine and human s-KL protein.

●	Primers to specifically detect the (human or murine) s-KL or m-KL genes.

●	Antibodies and reagents developed by Miguel Chillon or to be developed by Miguel Chillon that are used to detect and identify, and/or purify s-KL and other forms of klotho protein.

●	Development of cell- or receptor- based Potency assays measuring klotho protein activity based on disease indication.

●	Development of other assays required as specifications for manufacturing and product QC testing.

●	Development of potential cell/gene therapy approaches as described in the Patent Application using iPSC’s.

D.	TECHNOLOGY

●	Specific detection by qPCR of (murine and human) s-KL and m-KL genes/sequences as well as viral genomes.

●	Specific detection by RT-qPCR of (murine and human) s-KL and m-KL RNA expression.

●	Specific detection by commercial ELISA or antibodies of (murine and human) s-KL and m-KL proteins.

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●	Multiplex analysis of different cytokines, interleukins and other factors involved in the immune response against the vectors and against the genes.

●	RNA expression and protein analysis of a battery of enzymes, proteins and factors involved in the Klotho signaling.

●	Immunohistochemistry analysis in OCT and paraffin sections

●	Development of Neutralizing antibody assay in mouse and human serum (anti-klotho, anti-AAV, or anti-Adenovirus, etc.) for pre-existing levels, or after vector administration.

●	In vivo administration of lipid complexes or viral vectors by intracerebroventricular, intravenous (tail vein), intrathecal, intramuscular, intranasal, intraperitoneal, subcutaneous, or intrahippocampal routes.

●	Evaluate Physical status and sensorimotor tests and physical status test in mice and non-human primates: (grip strength, wooden bar, Rota-rod, visual reflex, etc).

●	Evaluate Behavioral test in mice: (Open field, marble test, nesting test, etc)

●	Evaluate Memory tests in mice: forced and spontaneous T-maze, Morris Water Maze, Novel object recognition, Novel location test, etc.

●	Evaluate or develop Bioassays for efficacy and potency in stable human culture cells- a wide battery of cells of both, neuronal and non-neuronal origin.

●	Evaluate or develop Biosassays for efficacy and potency in human fibroblasts and human iPSC-derived neurons.

●	Evaluate Other technology to support clinical trials and commercialization by the Company of a viable cell and/or gene therapy product in the field of neurodegenerative diseases and other age-related pathologies of interest such as dermal aging.

Annex II

Development Plan – First 4 Years -

Year 1

1.	Set up Company Lab in Barcelona and in the U.S.

2.	Write/copy standard operating procedures (SOP’s in English) used in the Lab to quantitate reagents and materials with a focus on mouse studies (murine materials) and human studies (non-GMP and GMP materials).

3.	Produce and characterize Reference Standards (mouse s-KL, human s-KL, and m-KL proteins, plasmids, and viral vectors expressing the proteins, etc.) to use in mouse studies, non-human primate studies, and human clinical trials.

4.	Produce and characterize Master Cell Banks (MCB) and Working Cell Banks (WCB) of all cell lines to be used in the R&D Program.

5.	Devise “specifications” for each Lot of material being manufactured in the Lab and by GMP contractors. Manufacture Lot of human-s-KL for reference materials and testing.

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6.	Begin “stability studies” of m-s-KL and human-s-KL formulations and storage conditions.

7.	Complete a mouse-KL toxicokinetic study evaluating the toxicology and pharmacology (biodistribution time-course, etc.) after Hi/Lo and control dosing of candidate mouse-s-KL is given by various routes of administration. Save organs for histology/pathology examination for safety and “efficacy” determinations versus controls.

8.	Prepare for an “INTERACT” telephonic meeting with FDA and EMA to introduce the product and the program, and obtain advice regarding GMP manufacturing and GMP animal toxicology in non-human primates.

9.	Validate SOPs for testing materials (“Test Methods”) and scale-up preparation of test reagents and ancillary materials to support GMPs.

10.	Submit new Patent Applications to expand clinical applications.

Year 2

1.	Scale-up manufacturing and purification of lead materials – 3-4 derivatives of s-KL.

2.	Qualify the Process Development methods for production of the derivatives.

3.	Test and release the derivatives for non-human primate studies.

4.	Contract with CRO to initiate and complete pivotal non-human primate studies of the derivatives and controls in healthy and in “aged” animals. Work on dermal applications.

5.	Preparation for pre-IND and pre-CTA meetings with FDA and EMA, and assemble “key opinion leaders” or “KOL’s” to advance the clinical trial protocols and statistical plans to discuss with FDA and EMA.

6.	File IND and CTA for initial human clinical protocols in healthy subjects and/or in patients.

7.	Start dosing in long-term animal toxicology studies in mice and non-human primates.

Year 3

1.	Manufacture several Lots of material and complete QC testing for timely release of product for human clinical trials. Ongoing stability testing.

2.	“First-Patient-In” and start of Alzheimer’s disease and dermal aging human clinical trials.

3.	Start at least two other non-clinical studies recommended by FDA/EMA to fulfil dossier requirements for a cell/gene therapy product, and/or to expand indications for use.

Year 4

1.	Start another clinical trial based on using original IND and amendments in other age- related pathologies such as skin aging, bone demineralization or kidney disease (with well established near-term efficacy endpoints).

2.	Submit patents and Start a clinical trial in 3rd potential indication for use.

3.	Start large Phase 3 study in first indication for market approval – duration of 2-3 years.

4.	Seek/establish corporate partnerships with large pharmaceutical/biotechnology companies to help support Phase 2 and Phase 3 development of lead product candidates.

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Proforma Development Plan Timeline (v2)

YEAR 1	m1	m2	m3	m4	m5	m6	m7	m8	m9	m10	m11	m12
Task -1.1
Task -1.2
Task -1.3
Task -1.4
Task -1.5
Task -1.6
Task -1.7
Task -1.8
Task -1.9

YEAR 2	m1	m2	m3	m4	m5	m6	m7	m8	m9	m10	m11	m12
Task -1.6
Task -1.7
Task -2.1
Task -2.2
Task -2.3
Task -2.4
Task -2.5
Task -2.6
Task -2.7

YEAR 3	m1	m2	m3	m4	m5	m6	m7	m8	m9	m10	m11	m12
Task -1.6
Task -2.4
Task -2.6
Task -2.7
Task -3.1
Task -3.2
Task -3.3

YEAR 4	m1	m2	m3	m4	m5	m6	m7	m8	m9	m10	m11	m12
Task -1.6
Task -2.7
Task -3.2
Task -3.3
Task -4.1
Task -4.2
Task -4.3
Task -4.4

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